UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

YRC Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT SUPPLEMENT

April 23, 2020

This Proxy Statement Supplement (Supplement) provides updated information with respect to the YRC Worldwide Inc. 2020 Annual Meeting of Stockholders (Annual Meeting), to be held online via live audio webcast at 10:00 a.m., Central Time, on Tuesday, May 19, 2020, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting.

On or about April 1, 2020, we mailed a proxy statement (Original Proxy Statement) to our stockholders describing the matters to be voted on at the Annual Meeting, including a table describing the security ownership of management and directors. This Supplement is dated as of April 23, 2020 and amends and supplements information contained in the Original Proxy Statement. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Original Proxy Statement remains accurate and should be considered in voting your Common Stock or Series A Preferred Stock.

This Supplement is being provided to you to revise the section of the Original Proxy Statement describing the security ownership of management and directors. The amended and restated description of the security ownership of management and directors under the caption “SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS” below contains revisions to include performance-based restricted stock awards in our officers’ total security ownership, which shares of Common Stock are entitled to vote on the proposals contained in the Original Proxy Statement.

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. If you wish to change your vote based on any of the information contained in this Supplement, you may change your vote or revoke your proxy in accordance with the instructions in the Original Proxy Statement. See “Questions and Answers—Can I change my vote after I have voted?” in the Original Proxy Statement.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 23, 2020 by (i) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K) (NEOs), (ii) each of our directors and (iii) all of our executive officers and directors as a group. None of our NEOs, executive officers or directors beneficially own any Series A Preferred Stock. Beneficial ownership is determined in accordance with the rules of the SEC.

All of our NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director.

The address of each beneficial owner listed in the table below is YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

Name	Shares of Common Stock Owned as of March 23, 2020		Shares of Common Stock Holder has a Right to Acquire by May 22, 2020(1)	Total Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned(2)
Darren D. Hawkins	1,022,352	(3)	—	1,022,352	(3)	2.7%
Jamie G. Pierson	496,339	(3)	—	496,339	(3)	1.3%
Stephanie D. Fisher	55,728	(4)	—	55,728	(4)	*
Jason T. Ringgenberg	304,388	(3)	—	304,388	(3)	*
Thomas J. O’Connor	429,931	(3)	—	429,931	(3)	1.1%
Scott D. Ware	373,510	(3)	—	373,510	(3)	1.0%
Douglas A. Carty	—		132,650	132,650		*
William R. Davidson	—		91,186	91,186		*
Matthew A. Doheny	—		132,650	132,650		*
James E. Hoffman	—		132,650	132,650		*
Patricia M. Nazemetz	—		94,102	94,102		*
All directors and executive officers as a group (11 persons)	2,846,544	(3)	583,238	3,429,782	(3)	9.0%

*	Indicates less than 1% ownership.

(1)

Reflects shares of Common Stock that were issuable upon the vesting of certain restricted stock units (RSUs), the receipt of which has been deferred pursuant to our Director Compensation Plan (as defined below) for three years from the grant date (or sooner if the director ceases to be a member of our Board) and certain RSUs for which the receipt of Common Stock has been deferred pursuant to our Director Compensation Plan or a prior director compensation plan until the individual ceases to be a member of our Board.

(2)

Based on 37,580,669 shares of our Common Stock issued and outstanding as of March 23, 2020. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of Common Stock of which a person has the right to acquire beneficial ownership at any time by May 22, 2020 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(3)

Includes unvested shares of restricted Common Stock as of March 23, 2020. The holders have the sole right to vote such shares of restricted Common Stock. Unvested shares of restricted Common Stock, apart from shares held by Mr. Pierson, include shares of performance-based restricted stock awarded in 2019, which are subject to the Stock Price Condition (as defined in the Original Proxy Statement). As of the Record Date, we do not anticipate that the Stock Price Condition will be satisfied, as required for any of the shares of performance-based restricted stock to vest.

(4)

Ms. Fisher’s employment as Chief Financial Officer (CFO) with the Company was terminated without cause, effective December 10, 2019. Stockholdings shown are as of December 10, 2019 immediately following the termination of Ms. Fisher’s employment and may not represent Ms. Fisher’s current stockholdings. Stockholdings shown do not include any performance-based restricted stock that was awarded in 2019 as such shares have been forfeited by Ms. Fisher.

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